UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 1, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Neugebauer Asks: What Is the Fermi Board Afraid to Say Under Oath? As Company Dismisses Litigation Prior to Discovery

Just days after the Texas Business Court ordered Fermi to produce documents and testimony explaining the rationale for its 70% supermajority bylaw, the Company filed a notice of non-suit dismissing its own case

Fermi’s two leading law firms, Baker Botts and Paul Weiss, file to be removed from the case two weeks ago

Fermi abandons its own lawsuit rather than explain its entrenched late night 70% supermajority bylaw actions under oath recently mandated by Texas Business Court ruling approving expedited discovery

The Board’s claims about tenants, Toby’s behavior, Fermi 2.0, etc. would have been easily exposed as completely untrue as would their lack of a single communication or disciplinary action for claims they later alleged

Fermi’s retreat speaks louder than its complaint: a board confident in its conduct does not run from discovery

Mr. Neugebauer’s claims challenging the validity of the 70% supermajority bylaw remain alive, and he will continue to pursue the truth through discovery and depositions of the key players

A tenant contract signed under the cloud of an unresolved governance dispute is a harder, more expensive contract to finance — which is why this matters to every shareholder, not just to this litigation

Leading proxy advisory firms Glass Lewis and Egan-Jones both issued reports recommending that shareholders CONSENT to the calling of the special meeting of shareholders on our GREEN agent designation card.

DALLAS, July 1, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (d/b/a Fermi America) (Nasdaq: FRMI) (“Fermi” or the “Company”), today issued the following statement in response to Fermi’s resignation of their top two litigation firms and the remaining law firm’s filing of a notice of non-suit. After hearing Neugebauer’s June 30th Town Hall webcast, the Fermi Board dropped its lawsuit against him, dismissing the declaratory judgment action it brought in the First Division of the Texas Business Court (the “Court”). In that action, Fermi had asked the Court to bless the Board’s recently adopted bylaw amendment imposing a 70% supermajority voting requirement to expand the size of the Board.

The pattern is unmistakable. First, a limited board committee of three removed Mr. Neugebauer without cause. Then the Board moved to cancel the Special Meeting Mr. Neugebauer had called. Soon after, it sued Mr. Neugebauer and each of his highly qualified, independent director nominees to block that meeting — and lost in federal court. In the late-night hours after that defeat, the Board adopted the reactionary 70% supermajority bylaw change, asking the Texas Business Court to declare it valid. Last week, the Court rejected Fermi’s effort to litigate in the dark and ordered the Company to open its records and sit for depositions explaining why it acted as it did. Yesterday, rather than answer those questions under oath, Fermi dropped its own case.

“Fermi went to court to silence its shareholders. The moment the Court said the Board would have to explain — under oath — why it tried to entrench itself with a 70% supermajority, the Company abandoned the very lawsuit it filed,” said Mr. Neugebauer. “When originally working towards mediation, I had hoped that this was a misunderstanding, something to be worked out. But you do not walk away from a case you believe in. This bylaw move was never about good governance; it was about a small group of directors clinging to power and avoiding scrutiny. Dropping the lawsuit does not make the questions go away — it confirms exactly what we have said from the beginning.”

“Let me be clear about what comes next. My claims challenging the validity of the 70% supermajority bylaw remain alive and will be before the Court, and we will continue to seek full discovery — the documents and the testimony of the key players who imposed it. Shareholders deserve to hear the truth, and they will. Good governance is how we close tenants and lower our cost of capital. This campaign has always been about restoring accountable, Texas-style governance to Fermi so that the shareholders — not an entrenched board — decide the Company’s future.” – Toby Neugebauer

Mr. Neugebauer reiterated his conviction that Fermi requires an independent, banker-led dual-path process — a full-value, risk-adjusted transaction or strategic partnership run competitively and in parallel with continued independent operation — to maximize value for all shareholders. A board that just avoided sworn testimony about its own entrenchment is not the board shareholders should trust to run that process fairly. A tenant contract signed under the cloud of an unresolved governance dispute is also a harder, more expensive contract to finance, which is precisely why resolving these governance questions now serves every shareholder’s interest, not just this litigation.

Mr. Neugebauer remains open to a constructive resolution that puts governance and shareholder value ahead of further litigation.

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designation card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATION CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

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